FOR IMMEDIATE RELEASE

Tengasco Announces Results of Annual Stockholders Meeting

KNOXVILLE, Tenn., June 24, 2011 -- Tengasco, Inc. (NYSE Amex: TGC) announced today that the Annual Meeting of Stockholders of Tengasco, Inc. was held on June 20, 2011 for the purpose of the election of five nominated directors to the Board of Directors; the ratification of the appointment of Rodefer Moss & Co, PLLC as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and consideration of a proposition to change the state of incorporation of the company from Tennessee to Delaware.  Exact voting totals are contained in the Form 8-K filed today with the Securities and Exchange Commission.

Each of the five nominated incumbent directors was reelected, being Jeffrey R. Bailey, Matthew K. Behrent, Hughree F. Brooks, John A. Clendening, and Peter E. Salas. Each nominee was reelected by approximately 95% of shares voting for and 5% withheld.  The appointment of Rodefer Moss & Co, PLLC as auditor was ratified by approximately 90% of the shares voting in favor of the ratification.

The proposal to approve changing the state of incorporation of the Company from Tennessee to Delaware was approved by over 99% of the shares voting.

The change of state of incorporation of the Company from Tennessee to Delaware has been completed by appropriate filings and the Company is now a Delaware corporation.  This change will not result in any changes in the assets, operations or management of the Company. The Company will continue to be a publicly-held company and the change in state of incorporation will not change the positions under federal securities laws of the Company or its stockholders. The Company's common stock will continue trading, uninterrupted, under the symbol TGC on the NYSE AMEX Equities Exchange.  There will be no change in the percentage of beneficial ownership of each current stockholder of the common stock as a result of the change in state of incorporation. The holding period of a stockholder of the Company’s common stock will not be affected by the change in state of incorporation. The delivery of current stock certificates will constitute “good delivery” of common stock in connection with stock transactions after the change in state of incorporation. Stockholders do not need to exchange their stock certificates for new stock certificates, but they may elect to do so. Stockholders if interested in exchanging their stock certificates should contact the company's transfer agent at Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Contact:
Jeffrey R. Bailey,
CEO
865-675-1554